EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL 2014

BOISE, Idaho, April 3, 2014 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its second quarter of fiscal 2014, which ended February 27, 2014. Revenues in the second quarter of fiscal 2014 were $4.11 billion and were 2 percent higher compared to the first quarter of fiscal 2014 and 98 percent higher compared to the second quarter of fiscal 2013.

GAAP Income and Per Share Data – On a GAAP(1) basis, net income attributable to Micron shareholders in the second quarter of fiscal 2014 was $731 million, or $0.61 per diluted share, compared to net income of $358 million, or $0.30 per diluted share, in the first quarter of fiscal 2014 and a net loss of ($286) million, or ($0.28) per diluted share, in the second quarter of fiscal 2013.

Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net income attributable to Micron shareholders in the second quarter of fiscal 2014 was $989 million, or $0.85 per diluted share, compared to net income of $881 million, or $0.77 per diluted share, in the first quarter of fiscal 2014. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

Revenues from sales of Trade NAND Flash products were 11 percent higher in the second quarter of fiscal 2014 compared to the first quarter of fiscal 2014 primarily due to a 35 percent increase in sales volume offset by an 18 percent decrease in average selling prices. Revenues from sales of DRAM products were essentially unchanged in the second quarter of fiscal 2014 compared to the first quarter of fiscal 2014 as both sales volumes and average selling prices remained stable. The company’s overall consolidated gross margin was 34 percent in the second quarter of fiscal 2014 compared to 32 percent in the first quarter of fiscal 2014 as a result of a higher DRAM gross margin.

Cash flows from operations for the second quarter of fiscal 2014 were $1.39 billion, while investments in capital expenditures were $565 million. The company ended the second fiscal quarter with cash and marketable investments of $5.06 billion.

The company will host a conference call Thursday, April 3 at 2:30 p.m. MDT to discuss its financial and operating results. The call, audio, slides, other operational and financial information, and guidance will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until April 10, 2015. A taped audio replay of the conference call will also be available at (404) 537-3406 (conference number: 12756761) beginning at 5:30 p.m. MDT Thursday, April 3, 2014 and continuing until 5:30 p.m. MDT on Thursday, April 10, 2014.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company’s management excludes in analyzing the company’s operating results and understanding trends in the company’s earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company’s outstanding capped call transactions. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Feb. 27,	Nov. 28,	Feb. 28,	Feb. 27,	Feb. 28,
	2014	2013	2013	2014	2013
Net sales	$4,107	$4,042	$2,078	$8,149	$3,912
Cost of goods sold	2,704	2,761	1,712	5,465	3,329
Gross margin	1,403	1,281	366	2,684	583
Selling, general and administrative	177	176	123	353	242
Research and development	344	320	214	664	438
Restructure and asset impairments (1)	12	(3)	60	9	39
Other operating (income) expense, net (2)	1	237	(8)	238	(16)
Operating income (loss)	869	551	(23)	1,420	(120)
Interest income (expense), net	(77)	(96)	(53)	(173)	(107)
Other non-operating income (expense), net (3)	(122)	(80)	(159)	(202)	(218)
Income tax (provision) benefit (4)	(63)	(80)	9	(143)	(4)
Equity in net income (loss) of equity method investees	134	86	(58)	220	(110)
Net income attributable to noncontrolling interests	(10)	(23)	(2)	(33)	(2)
Net income (loss) attributable to Micron	$731	$358	$(286)	$1,089	$(561)

Earnings (loss) per share:
Basic	$0.69	$0.34	$(0.28)	$1.03	$(0.55)
Diluted	0.61	0.30	(0.28)	0.91	(0.55)

Number of shares used in per share calculations:
Basic	1,060	1,046	1,016	1,053	1,015
Diluted	1,201	1,196	1,016	1,199	1,015

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Feb. 27,	Nov. 28,	Aug. 29,
	2014	2013	2013
Cash and short-term investments	$4,504	$3,870	$3,101
Receivables	2,826	2,833	2,329
Inventories	2,462	2,459	2,649
Current restricted cash (5)	--	--	556
Total current assets	9,991	9,369	8,911
Long-term marketable investments	552	538	499
Property, plant and equipment, net	7,859	7,733	7,626
Total assets	20,615	19,794	19,118

Accounts payable and accrued expenses	2,679	2,630	2,115
Current debt (3)(5)	2,230	1,543	1,585
Total current liabilities	5,305	4,513	4,125
Long-term debt (3)	4,317	4,260	4,452

Total Micron shareholders’ equity (3)	9,284	9,219	9,142
Noncontrolling interests in subsidiaries	760	927	864
Total equity	10,044	10,146	10,006

	Six Months Ended
	Feb. 27,	Feb. 28,
	2014	2013
Net cash provided by operating activities	$2,897	$470
Net cash (used for) investing activities	(451)	(999)
Net cash provided by (used for) financing activities	(1,006)	131

Depreciation and amortization	1,102	970
Expenditures for property, plant and equipment	(1,031)	(761)
Payments on equipment purchase contracts	(203)	(130)
Repayments of debt	(1,987)	(587)
Proceeds from issuance of debt	1,062	812

Noncash equipment acquisitions on contracts payable and capital leases	208	209

On July 31, 2013, the company acquired Elpida Memory, Inc. (“Elpida”) and an 89% interest in Rexchip Electronics Corporation, now known as Micron Memory Taiwan Co., Ltd. (“MMT”), for an aggregate of $949 million in cash (collectively, the “Elpida Acquisition”). Elpida’s assets include, among others: a 300mm DRAM wafer fabrication facility located in Hiroshima, Japan and an assembly and test facility located in Akita, Japan. MMT’s assets include a 300mm DRAM wafer fabrication facility located in Taichung City, Taiwan.

(1)	Restructure and asset impairments consisted of the following:

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Feb. 27,	Nov. 28,	Feb. 28,	Feb. 27,	Feb. 28,
	2014	2013	2013	2014	2013
Loss (gain) on impairment of MIT assets	$(5)	$--	$62	$(5)	$62
Gain on termination of lease to Transform	--	--	--	--	(25)
Other	17	(3)	(2)	14	2
	$12	$(3)	$60	$9	$39

During the second quarter of fiscal 2013, the company reached an agreement to sell Micron Technology Italia, Srl., (“MIT”) a wholly-owned subsidiary, including MIT’s 200 millimeter semiconductor wafer fabrication facility assets in Avezzano, Italy. The assets and liabilities of MIT were classified as held for sale in the second quarter of fiscal 2013 and were written down to their estimated fair values. As a result, in the second quarter of fiscal 2013, the company recorded an impairment loss of $62 million.

Restructure for the first quarter of fiscal 2013 included a gain of $25 million resulting from the termination of a lease by Transform Solar to a portion of the company’s manufacturing facilities in Boise, Idaho.

(2)	Other operating (income) expense consisted of the following:

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Feb. 27,	Nov. 28,	Feb. 28,	Feb. 27,	Feb. 28,
	2014	2013	2013	2014	2013
Rambus settlement	$--	$233	$--	$233	$--
Other	1	4	(8)	5	(16)
	$1	$237	$(8)	$238	$(16)

Other operating expense for the first quarter of fiscal 2014 included a charge to accrue a liability in connection with the company’s settlement of all pending litigation between it and Rambus, Inc., including all antitrust and patent matters. The amount accrued represented the discounted value of amounts due under the arrangement.

(3)	Other non-operating income (expense) consisted of the following:

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Feb. 27,	Nov. 28,	Feb. 28,	Feb. 27,	Feb. 28,
	2014	2013	2013	2014	2013
Loss on restructure of debt	$(80)	$(75)	$(31)	$(155)	$(31)
Adjustment to gain on acquisition of Elpida	(33)	--	--	(33)	--
Gain (loss) from changes in currency exchange rates	(14)	(6)	(127)	(20)	(186)
Other	5	1	(1)	6	(1)
	$(122)	$(80)	$(159)	$(202)	$(218)

In the first and second quarters of fiscal 2014, the company initiated a series of actions to restructure its debt, which resulted in aggregate non-operating losses of $80 million and $155 million in the second quarter and first six months of fiscal 2014, respectively.

Exchange Transactions

In November 2013, in a series of separate non-cash transactions, the company exchanged portions of its 2027 Notes, 2031A Notes and 2031B Notes (collectively, the “Exchanged Notes”) into 3.00% Convertible Senior Notes due 2043 (the “2043G Notes”). In connection with the issuance of the 2043G Notes, the company recorded $627 million of debt and $173 million of additional capital. The net effect of the Exchange Transactions was an increase to the carrying value of the company’s debt of $282 million and a decrease in the company’s additional capital of ($238) million in the first quarter of fiscal 2014. In connection with the Exchange Transactions, which were accounted for as extinguishments, the company recognized aggregate non-operating losses of $38 million in the first quarter of fiscal 2014.

Debt Conversions and Settlements

In November 2013, the company announced the termination of the conversion rights for its remaining 2027 Notes, effective on December 13, 2013. During the first and second quarters of fiscal 2014, substantially all of the holders of the company’s 2027 Notes exercised their option to convert their notes and, in each case, the company elected to settle the conversion amount entirely in cash. In the second quarter of fiscal 2014, the company settled the conversion amounts for $179 million in cash. The net effect of the redemption of the 2027 Notes was a decrease in the carrying value of the company’s debt of ($80) million and a decrease in the company’s additional capital of ($58) million in the first six months of fiscal 2014. In connection with these actions, the company recognized non-operating losses of $19 million and $41 million in the second quarter and first six months of fiscal 2014, respectively.

In November 2013, the company called for the redemption of its remaining 2031A Notes on December 7, 2013. During the first and second quarters of fiscal 2014, substantially all of the holders of the company’s 2031A Notes exercised their option to convert their notes and, in each case, the company elected to settle the conversion amount entirely in cash. In the second quarter of fiscal 2014, the company settled the conversion amounts for $440 million in cash. In connection with these actions, the company recognized non-operating losses of $50 million and $65 million in the second quarter and first six months of fiscal 2014, respectively.

In January 2014, the company called for the redemption of its remaining 2014 Notes on March 3, 2014. During the second quarter of fiscal 2014, holders of a majority of the company’s 2014 Notes exercised their option to convert their notes and, in each case, the company elected to settle the conversion amount entirely in cash. As a result of its elections, the company reclassified from additional capital to current debt $309 million, representing the equity component of the converted notes.

Cash Repurchases

In January 2014, the company repurchased $164 million in aggregate principal amount of its 2031B Notes, 2032C Notes and 2032D Notes in privately-negotiated transactions for an aggregate of $407 million in cash. The net effect of the Cash Repurchases was a decrease in the carrying value of the company’s debt of ($135) million and a decrease in the company’s additional capital of ($262) million in the second quarter of fiscal 2014. In connection with these actions, the company recognized non-operating losses of $11 million in the second quarter of fiscal 2014.

Issuance of Non-Convertible Notes

2019 Notes – On December 20, 2013, the company issued $462 million in aggregate principal amount of 1.258% Secured Notes due January 2019 (the “2019 Notes”), which are collateralized by certain equipment and mature on January 15, 2019. The principal amount of the 2019 Notes is payable in 10 consecutive semi-annual installments payable in January and July of each year, commencing in July 2014. In connection with the issuance of the 2019 Notes, the company paid a guarantee fee of $23 million, which will be amortized over the term of the 2019 Notes. The 2019 Notes contains covenants which are customary for financings of this type, including negative covenants that limit or restrict the company’s ability to create liens or dispose of the equipment collateralizing the 2019 Notes.

2022 Notes – On February 5, 2014, the company issued $600 million in aggregate principal amount of 5.875% Senior Notes due February 2022 (the “2022 Notes”). Issuance costs for the 2022 Notes totaled $14 million. The 2022 Notes contain covenants that, among other things, limit, in certain circumstances, the company’s ability and/or the ability of the company’s domestic restricted subsidiaries (which are generally subsidiaries in the U.S. in which the company owns at least 80% of the voting stock) to (1) create or incur certain liens and enter into sale and lease-back transactions, (2) create, assume, incur or guarantee certain additional secured indebtedness and unsecured indebtedness of certain of the company’s domestic restricted subsidiaries, and (3) consolidate with or merge with or into, or convey, transfer or lease all or substantially all of the company’s assets, to another entity. These covenants are subject to a number of limitations, exceptions and qualifications.

In connection with the Elpida Acquisition, the company recorded net assets of $2,601 million and noncontrolling interests of $168 million. Because the fair value of the net assets acquired less noncontrolling interests exceeded the company’s purchase price, the company recognized a gain on the acquisition of $1,484 million. In the second quarter of fiscal 2014, the provisional amounts as of the acquisition date were adjusted, primarily for pre-petition liabilities. As a result, the company recorded a non-operating expense of $33 million in the second quarter of fiscal 2014 for these measurement period adjustments.

Gain (loss) from changes in currency exchange rates in the second quarter and first six months of fiscal 2013 included currency losses of $120 million and $178 million, respectively, from changes in the market value of currency hedges executed in connection with the company’s acquisition of Elpida and MMT.

(4)
Income taxes for the second quarter and first six months of fiscal 2014 included $55 million and $128 million, respectively, related to the utilization of deferred tax assets as a result of Elpida’s and MMT’s operations. Income taxes for the second quarter of fiscal 2013 included tax benefits related to two non-U.S. jurisdictions of $10 million for the favorable resolution of certain prior year tax matters, which was previously reserved as an uncertain tax position, and $9 million for a favorable change in tax law applicable to prior years. Remaining taxes for the second quarters and first six months of fiscal 2014 and 2013 primarily reflect taxes on the company’s non-U.S. operations. The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The provision (benefit) for taxes on U.S. operations for the second quarters and first six months of fiscal 2014 and 2013 was substantially offset by changes in the valuation allowance.

(5)
During the first quarter of fiscal 2014, the company made the first Elpida creditor installment payment of $534 million from funds that had been held in a current restricted cash account since the acquisition date.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.
	Feb. 28,	Nov. 29,
	2014	2013

GAAP net income attributable to Micron	$731	$358
Non-GAAP adjustments:
Flow-through of Elpida inventory step up	42	111
Rambus settlement	--	233
Restructure and asset impairments	12	(3)
Amortization of debt discount and other costs	44	50
Loss on restructure of debt	80	92
Adjustment to gain on acquisition of Elpida	33	--
(Gain) loss from changes in currency exchange rates	14	6
Estimated tax effects of above items	(22)	(39)
Non-cash taxes from Elpida purchase accounting	55	73
Total non-GAAP adjustments	258	523
Non-GAAP net income attributable to Micron	$989	$881

Number of shares used in diluted per share calculations:
GAAP	1,201	1,196
Effect of capped calls	(42)	(54)
Non-GAAP	1,159	1,142

Diluted earnings per share:
GAAP	$0.61	$0.30
Effects of above	0.24	0.47
Non-GAAP	$0.85	$0.77

The table above sets forth non-GAAP net income attributable to Micron, diluted shares and diluted earnings per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is significant to understanding trends and is important in analyzing the company’s operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company’s operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

The company’s management excludes the following items in analyzing the company’s operating results and understanding trends in the company’s earnings:

•	Flow-through of inventory step up values recorded in connection with the company’s acquisition of Elpida;
•	Rambus settlement;

•	Restructure and asset impairments;
•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company’s convertible debt and the Elpida installment debt;
•	Loss on restructure of debt;
•	Adjustment to gain on acquisition of Elpida;
•	(Gain) loss from changes in currency exchange rates;
•	The estimated tax effects of above items; and
•	Non-cash taxes resulting from utilization of deferred tax assets recorded in connection with the company’s acquisition of Elpida.

Non-GAAP diluted shares include the impact of the company’s outstanding capped call transactions, which are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company’s convertible notes.